UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2024

RICEBRAN TECHNOLOGIES
(Exact Name of registrant as specified in its charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25420 Kuykendahl Rd., Suite B300 Tomball, TX		77375
(Address of principal executive offices)		(Zip Code)

(281) 675-2421
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	RIBT	OTC Market (Pinks)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On January 25, 2024, RiceBran Technologies (the “Company”) and Golden Ridge Rice Mills, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“GRR”, and together with the Company, the “Sellers”), and Ridgefield Rice, LLC, an Arkansas limited liability company (“Buyer”) entered into that certain Asset Purchase Agreement (the “Agreement”) pursuant to which on January 25, 2024, the Seller sold and the Buyer acquired and assumed from Sellers, assets exclusively related to the Sellers’ production of (a) No. 1 and No. 2 Grade U.S. premium long and medium white rice (milled to USDA standards) and (b) stabilized rice bran products at its facility located in Wynne, Arkansas (the “Business” and the transaction, the “Transaction”).

The assets acquired by the Buyer in the Transaction include all of the tangible and intangible assets exclusively related to the Business, the stabilized rice bran facility located in Wynne, Arkansas and all of the Sellers’ rights of every kind and nature and wherever located, which exclusively relate to, or are exclusively used or held for the operation of and the use in connection with, the Business (excluding any Excluded Assets (as defined in the Agreement)) (together, the “Acquired Assets”), for total consideration of approximately $2.15 million in cash.

In connection with the Transaction, Buyer assumed certain liabilities associated with the Acquired Assets and the operation of the Business. The Acquired Assets were sold on an “as-is, where-is” basis, and the Sellers and Buyer made customary representations and warranties, and agreed to certain customary covenants, in the Agreement. Subject to certain exceptions and limitations, each party has agreed to indemnify the other for losses resulting from, relating to or arising out of (a) any breach of any covenant or agreement and (b)(i) in the case of Buyer, the assumed liabilities, and (ii) in the case of the Sellers, retained liabilities. In addition, the Agreement provides that the Sellers shall terminate the employment with Sellers of all employees of the Sellers whose employment involves providing services primarily with respect to the Business on or before Closing, and Buyer intends, but has no obligation, to hire all such employees terminated by the Sellers.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the complete text thereof, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01         Completion of Acquisition or Disposition of Assets

On January 25, 2024, the Company consummated the Transaction. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.01.

The pro forma financial information required to be filed by Item 9.01(b) of Form 8-K is filed as Exhibit 99.2 to this Current Report.

Item 3.02         Unregistered Sales of Equity Securities

On January 24, 2024, in connection with the Transaction, the Company, GRR and Gander Foods, LLC, a New Jersey limited liability company (“Gander Foods”) terminated that certain Operating Agreement, dated September 25, 2022, by and between the Company, GRR and Gander Foods (as amended, the “Operating Agreement”) pursuant to which Gander Foods provided services in connection with the rice milling operations of the Company and GRR. As a result of the termination of the Operating Agreement, on January 24, 2024, Gander Foods became fully vested in all of its then unvested RSUs, as defined in that certain Amended and Restated Restricted Stock Unit Purchase Agreement, dated as of November 1, 2022, between the Company and Gander Foods (the “RSU Agreement”), resulting in the issuance of 106,667 unrestricted shares of common stock to Gander Foods in accordance with and pursuant to the terms of the RSU Agreement.

Item 7.01         Regulation FD Disclosure.

On January 26, 2024, the Company issued a press release in connection with the Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01          Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements of the Company have been derived from the Company’s historical consolidated financial statements and are being presented to give effect to the Transaction. The pro forma financial statements and the related notes thereto, are furnished as Exhibit 99.2 to this Current Report on Form 8-K.

(d)         Exhibits

Exhibit Number	Description
2.1*	Asset Purchase Agreement by and among RiceBran Technologies, Golden Ridge Rice Mills, Inc. and Ridgefield Rice, LLC, dated as of January 25, 2024
99.1	Press Release, dated January 26, 2024, of RiceBran Technologies
99.2	Unaudited pro forma condensed consolidated financial information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: January 31, 2024	By:	/s/ William J. Keneally
	Name:	William J. Keneally
	Title:	Interim Chief Financial Officer and Secretary